Exhibit 8.2

90 Park Avenue
New York, NY 10016
212-210-9400 | Fax: 212-210-9444

Heather M. Ripley	Direct Dial: +1 212 210 9549	Email: heather.ripley@alston.com

June 8, 2026

Peach State Bancshares, Inc.
121 E Butler Parkway

Gainesville, Georgia 30501

Re:	S-4 Accuracy Opinion

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of United Community Banks, Inc., a Georgia corporation (“UCB”), including the proxy statement/prospectus forming a part thereof, relating to the proposed transaction between UCB and Peach State Bancshares, Inc., a Georgia corporation.

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ ALSTON & BIRD LLP

ALSTON & BIRD LLP

Heather M. Ripley

Alston & Bird LLP	www.alston.com
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